Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-191239-05 on Form S-3 of our reports dated February 27, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of NBCUniversal Media, LLC, appearing in the Annual Report on Form 10-K of NBCUniversal Media, LLC for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 23, 2015